As filed with the Securities and Exchange Commission on December 16, 2022

No. 333-254301

No. 333-263970

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BTRS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	83-3780685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1009 Lenox Drive, Suite 101

Lawrenceville, New Jersey 08648

(Address of registrant’s principal executive offices)(ZIP Code)

(609) 235-1010

(Registrant’s telephone number, including area code)

2020 Equity Incentive Plan (No. 333-254301)

2020 Employee Stock Purchase Plan (No. 333-254301)

2014 Incentive Compensation Plan (No. 333-254301)

2003 Stock Incentive Plan (No. 333-254301)

(Full titles of the plans)

Flint A. Lane

Chief Executive Officer

BTRS Holdings Inc.

1009 Lenox Drive, Suite 101

Lawrenceville, New Jersey 08648

Tel: (609) 235-1010

(Name, address and telephone number of agent for service)

Copies To:

Robert A. Rizzo

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Email: robert.rizzo@weil.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements of BTRS Holdings Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-254301, registering 32,226,039 shares of Class 1 common stock of the Company, par value $0.0001 per share (“Common Shares”), issuable pursuant to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, 2014 Incentive Compensation Plan and 2003 Stock Incentive Plan, filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2021;

•	Registration Statement No. 333-263970, registering 3,626,932 Common Shares issuable pursuant to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, filed with the Commission on March 30, 2022;

On September 28, 2022, Billtrust entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bullseye FinCo, Inc. (“Parent”), and Bullseye Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). On December 16, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Billtrust (the “Merger”), with Billtrust surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey on December 16, 2022.

BTRS HOLDINGS INC.

By:	/s/ Flint A. Lane
Name:	Flint A. Lane
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.